As filed with the Securities and Exchange Commission on March 30, 2026

Registration No. 333-289773

Registration No. 333-290730

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3ASR Registration Statement No. 333-289773

Post-Effective Amendment No. 1 to Form S–3ASR Registration Statement No. 333-290730

UNDER

THE SECURITIES ACT OF 1933

FORUM MARKETS, INCORPORATED
(Exact name of registrant as specified in our charter)

Delaware	90-1890354
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Address, including zip code and telephone number, including area code, of registrant’s principle executive offices)

McAndrew Rudisill

Chief Executive Officer

Forum Markets, Incorporated

2875 South Ocean Boulevard, Suite 200

Palm Beach, Florida 33480

(650) 285-2387

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David M. Loev, Esq. John S. Gillies, Esq. The Loev Law Firm, PC 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Telephone: (713) 524-4110 Facsimile: (713) 524-4122

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Forum Markets, Incorporated, formerly known as ETHZilla Corporation, a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all securities unsold, as of the date hereof, under the following Registration Statements on Form S-3 (the “Registration Statements”):

●	Automatic Shelf Registration Statement on Form S-3 (No. 333-289773), filed on August 22, 2025, and declared effective automatically on the same date, relating to the resale from time to time of up to an aggregate of 7,483,672 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”) issuable upon the conversion of certain convertible promissory notes (the “Initial Convertible Notes”), by certain selling stockholders identified therein (collectively, the “Investor”); and

●	Automatic Shelf Registration Statement on Form S-3 (No. 333-290730), filed on October 6, 2025, and declared effective automatically on the same date, relating to the resale from time to time of up to an aggregate of 18,761,895 shares of Common Stock issuable upon the conversion of certain convertible promissory notes (the “Additional Convertible Notes”, and together with the Initial Convertible Notes, collectively, the “Convertible Notes”), by the Investor.

On December 9, 2025, the Company entered into a Note Mandatory Redemption Agreement (the “Redemption Agreement”) with the Investor, pursuant to which the Company agreed to repurchase and redeem the Convertible Notes for a purchase price equal to 117% of the aggregate outstanding principal amount of the Convertible Notes, plus accrued and unpaid interest, late charges (if any), and any other amounts (if any) owed by the Company to the Investor.

On December 30, 2025, pursuant to the terms of the Redemption Agreement, the Company redeemed all of the Convertible Notes (the “Redemption”).

As a result of the Redemption, the Convertible Notes are no longer outstanding and the offering pursuant the Registration Statements has been terminated.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendment, such post-effective amendments shall be effective upon filing of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby confirms that the Registration Statements are terminated and no longer effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on March 30, 2026.

FORUM MARKETS, INCORPORATED

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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